Exhibit 99.1

                    EPL Announces First Quarter 2005 Results
             with Record High Production, Net Income and Cash Flow

    NEW ORLEANS--(BUSINESS WIRE)--May 5, 2005--Energy Partners, Ltd. ("EPL") (NYSE:EPL) today announced results for the first quarter of 2005, including record highs for production, revenue, net income and cash flow. The Company also announced five new exploratory successes, three offshore and two onshore in south Louisiana, bringing the total exploratory discoveries in the year to fourteen out of eighteen exploratory tests.
    Revenue for the first quarter of 2005 rose to $97.5 million, a 54% increase over first quarter 2004 revenues of $63.5 million. Net income available to common stockholders was $19.5 million for the first quarter of 2005, a threefold increase from $6.5 million in the first quarter of 2004. Net income per diluted share for the first quarter 2005 rose two and a half times to reach $0.51 compared to $0.20 per diluted share in the same quarter a year ago.
    Cash flow from operating activities in the first quarter of 2005 was $69.4 million, rising more than threefold to a record high from $20.6 million in the same quarter a year ago. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, rose to $70.2 million, another record high for EPL, up from $41.1 million in the first quarter last year. (See reconciliation of discretionary cash flow schedule in the tables.)
    The Company said that its record performance across a broad set of metrics was primarily driven by record high production volumes combined with continued strength in commodity prices. While costs increased on an absolute basis compared to the first quarter of 2004, the Company was successful in reducing cash operating costs on a unit of production basis, with cash operating costs defined as lease operating expense, taxes other than on income, and general and administrative costs.
    Richard A. Bachmann, EPL's Chairman, President, and CEO, commented, "We are very pleased to get off to a strong start in 2005. The first quarter continued a stretch of quarters going back nearly two years that has produced a series of new records for the Company, and we expect that trend to continue, as the first quarter did not include a full quarter's production from our recent south Louisiana acquisition. While there are surely many challenges ahead, we believe that our first quarter results are just the start to what should be a great year for us."
    Natural gas production in the first quarter of 2005 averaged 96.2 million cubic feet ("Mmcf") per day, a 25% increase from 77.1 Mmcf per day in the first quarter of 2004. Oil production in the most recent quarter averaged 9,978 barrels per day, a 25% rise from the average of 7,989 in the same period a year ago. On a barrels of oil-equivalent ("Boe") basis, production for the first quarter of 2005 was a record 26,007 Boe per day, increasing 25% compared to 20,845 Boe per day in the first quarter last year. The Company also said production is currently averaging over 28,000 Boe per day.
    Oil price realizations for the first quarter 2005 averaged $45.68 per barrel, a 43% increase from oil price realizations of $31.87 in the same period a year ago. Natural gas price realizations in the quarter averaged $6.52 per Mcf, increasing 14% from $5.73 in the first quarter of 2004. All commodity prices are stated net of hedging impact. The Company maintains a complete and regularly updated schedule of hedging positions under "Hedging" in the Investor Relations section of the Company's web site, www.eplweb.com.
    Expenditures for exploration and development in the first quarter totaled $63.9 million. During the quarter, EPL also invested $174.0 million in acquisitions, including $146.0 million for the acquisition of south Louisiana properties and $21.0 million for the acquisition of additional interest at South Timbalier 26. To fund these purchases, the Company used $97.0 million in available cash at the time of closing and borrowed the remainder on its bank credit facility, with $60.0 million outstanding at quarter end. As of March 31, total debt stood at $210.2 million, and the Company's debt to capitalization ratio was 39%.
    Also in the first quarter, the Company called its outstanding convertible preferred stock for redemption, and by the end of the quarter all outstanding shares of preferred had been converted into a total of 4,032,772 common shares.

    Operational Highlights

    At the March 2005 Federal Outer Continental Shelf Lease Sale, EPL was the high bidder on 22 of 27 blocks on which the Company submitted bids. The successful bids represent approximately 85,000 gross acres, including tracts around the East Bay and South Timbalier 41 fields as well as other areas on the Gulf of Mexico Shelf. EPL's share of the lease bonuses for the successful high bids totaled $15.1 million, and to date four of the high bid blocks have been awarded. The Company also recently acquired additional acreage in Louisiana state waters at the April state lease sale, submitting the high bid of $400,000 for acreage in West Cameron 25.
    EPL also announced three new exploratory successes offshore, the Eugene Island 27 #2, the Eugene Island 277 #A-2 ST, and the Galveston 341-S #1. The Eugene Island 27 #2 was drilled to a vertical depth of 10,963 feet and encountered apparent natural gas pay in a single interval. EPL is the operator of the well and holds a 100% working interest, and production is expected in the second quarter.
    The Eugene Island 277 #A-2ST was drilled to a vertical depth of 11,615 feet and encountered apparent oil pay in two intervals. EPL is the operator of the well with a 50% working interest, and initial production is also expected in the second quarter.
    The Galveston 341-S #1 was drilled to a vertical depth of 9,500 feet and encountered apparent natural gas pay in two intervals. EPL holds a 50% working interest in the well, and initial production is expected by the end of the year.
    In the Company's onshore south Louisiana operations, EPL has recently decisioned three additional exploratory wells, two successful and one unsuccessful. For the year to date, the Company has five exploratory discoveries out of seven wells onshore and nine discoveries out of eleven wells offshore, for a total of fourteen discoveries in eighteen attempts. EPL currently has five exploratory drilling operations underway offshore, at West Delta 51, East Cameron 111, Eugene Island 141, Eugene Island 247, and West Cameron 31. Onshore, the Company has two exploratory wells and one development well currently drilling.
    Richard A. Bachmann continued, "We have great confidence that we have built an organization that can execute against the challenging goals we have set for the year, as evidenced by the operational pace we have established early in the year, not only offshore but also onshore where we have been operating for only three months. We plan to drill at least twice as many exploratory wells this year as last and to increase our annual production by at least 25%. We believe our results thus far put us on or even ahead of schedule to deliver on those goals."
    EPL has scheduled a conference call to review first quarter 2005 results for today, May 5, 2005 at 8:30 A.M. central time. On the call, management will discuss operational and financial results and also provide an update on guidance for 2005. To participate in the EPL conference call, callers in the United States and Canada can dial
(877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 5847720.
    The call will be available for replay beginning two hours after the call is completed through midnight of May 10, 2005. For callers in the United States and Canada, the toll-free number for the replay is
(800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 5847720.
    The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.
    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the shallow to moderate depth waters of the Gulf of Mexico Shelf.
    Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.

                        ENERGY PARTNERS, LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In Thousands, except per share data)
                             (Unaudited)

                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
                                                     2005       2004
                                                  ---------  ---------
Revenues:
 Oil and natural gas                             $  97,453  $  63,419
 Other                                                  25         53
                                                  ---------  ---------
                                                    97,478     63,472
                                                  ---------  ---------

Costs and expenses:
 Lease operating                                    12,443      9,640
 Transportation expense                                160        134
 Taxes, other than on earnings                       2,764      2,242
 Exploration expenditures and dry hole costs        10,755      9,465
 Depreciation, depletion and amortization           25,513     18,737
 General and administrative:
  Stock-based compensation                           1,883        857
  Other general and administrative                   8,017      7,316
                                                  ---------  ---------
        Total costs and expenses                    61,535     48,391
                                                  ---------  ---------

Income from operations                              35,943     15,081
                                                  ---------  ---------

Other income (expense):
 Interest income                                       185        242
 Interest expense                                   (4,048)    (3,574)
                                                  ---------  ---------
                                                    (3,863)    (3,332)
                                                  ---------  ---------

Income before income taxes                          32,080     11,749
 Income taxes                                      (11,659)    (4,303)
                                                  ---------  ---------


Net income                                          20,421      7,446

Less dividends earned on preferred stock and
 accretion of discount                                (944)      (929)
                                                  ---------  ---------

Net income available to common stockholders      $  19,477  $   6,517
                                                  =========  =========

Earnings per share:
 Basic earnings per share                        $    0.56  $    0.20
                                                  =========  =========

 Diluted earnings per share                      $    0.51  $    0.20
                                                  =========  =========

Weighted average common shares used in
 computing earnings per share:
  Basic                                             35,026     32,428
  Incremental common shares                          5,241      5,279
                                                  ---------  ---------
  Diluted                                           40,267     37,707
                                                  =========  =========



                        ENERGY PARTNERS, LTD.
           CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In Thousands)
                             (Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
                                                     2005       2004
                                                  ---------  ---------
Cash flows from operating activities:
 Net income                                      $  20,421  $   7,446
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation, depletion and amortization         25,513     18,737
   Loss on disposition of oil and natural gas
    assets                                              92          -
   Stock-based compensation                          1,883        906
   Deferred income taxes                            11,309      4,303
   Exploration expenditures                          4,728      7,810
   Amortization of deferred financing costs            247        229
   Other                                                 -         53
 Changes in operating assets and liabilities:
   Trade accounts receivable                        (2,683)   (14,298)
   Other receivables                                   (81)         -
   Prepaid expenses                                  1,282       (407)
   Other assets                                     (1,292)        87
   Accounts payable and accrued expenses             8,152     (3,985)
   Other liabilities                                  (128)      (247)
                                                  ---------  ---------

Net cash provided by operating activities        $  69,443  $  20,634
                                                  =========  =========

Reconciliation of discretionary cash flow:
   Net cash provided by operating activities        69,443     20,634
   Changes in working capital                       (5,250)    18,850
   Non-cash exploration expenditures                (4,728)    (7,810)
   Total exploration expenditures                   10,755      9,465
                                                  ---------  ---------
Discretionary cash flow                          $  70,220  $  41,139
                                                  =========  =========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research anaylsts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.



                        ENERGY PARTNERS, LTD.
       SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                             (Unaudited)


                                                    Three Months Ended
                                                         March 31,
                                                   -------------------
                                                      2005      2004
                                                   --------- ---------

PRODUCTION AND PRICING
----------------------
Net Production (per day):
   Oil (Bbls)                                         9,978     7,989
   Natural gas (Mcf)                                 96,172    77,134
      Total (Boe)                                    26,007    20,845
Oil and Natural Gas Revenues (in thousands):
   Oil                                            $  41,019 $  23,171
   Natural gas                                       56,434    40,248
      Total                                          97,453    63,419
Average Sales Prices (1):
   Oil (per Bbl)                                  $   45.68 $   31.87
   Natural gas (per Mcf)                               6.52      5.73
      Average (per Boe)                               41.64     33.43

OPERATIONAL STATISTICS
----------------------
Average Costs (per Boe):
   Lease operating expense                        $    5.32 $    5.08
   Taxes, other than on earnings                       1.18      1.18
   Depreciation, depletion and amortization           10.90      9.88


(1) Prices are net of hedging transactions which had the following impact:

    -- Reduced natural gas price realizations by $0 and $0.08 per Mcf for the first quarter of 2005 and 2004, respectively; and

    -- Reduced oil price realizations by $1.17 and $1.63 per barrel for the first quarter of 2005 and 2004, respectively.


                        ENERGY PARTNERS, LTD.
                     CONSOLIDATED BALANCE SHEETS
                  (In Thousands, except share data)


                                             March 31,    December 31,
                                                2005          2004
                                            ------------  ------------
                                            (Unaudited)
ASSETS
------
Current assets:
 Cash and cash equivalents                 $      3,189  $     93,537
 Trade accounts receivable                       62,024        59,341
 Other receivables                                5,681         5,600
 Deferred tax asset                               3,662         1,906
 Prepaid expenses                                 1,003         2,285
                                            ------------  ------------
     Total current assets                        75,559       162,669

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties           1,001,981       769,331
Less accumulated depreciation, depletion
 and amortization                              (329,556)     (304,997)
                                            ------------  ------------
     Net property and equipment                 672,425       464,334

Other assets                                     13,131        15,970
Deferred financing costs -- net of
 accumulated amortization                         4,818         4,705
                                            ------------  ------------
                                           $    765,933  $    647,678
                                            ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
 Accounts payable                          $     31,411  $     21,255
 Accrued expenses                                67,351        59,387
 Fair value of commodity derivative
  instruments                                     9,070         1,749
 Current maturities of long-term debt               191           108
                                            ------------  ------------
     Total current liabilities                  108,023        82,499

Long-term debt                                  210,000       150,109
Deferred income taxes                            63,081        53,686
Asset retirement obligation                      47,987        45,064
Other                                             3,707         1,271
                                            ------------  ------------
                                                432,798       332,629

Stockholders' equity:
 Preferred stock, $1 par value, authorized
  1,700,000 shares; issued and outstanding:
  2005 - no shares; 2004 - 344,399 shares.
  Aggregate liquidation value:
  2004 - $34,440                                      -        33,504
 Common stock, par value $0.01 per share.
   Authorized 50,000,000 shares; issued and
   outstanding: 2005 - 40,813,206 shares;
   2004 - 36,618,084 shares                         410           367
 Additional paid-in capital                     334,772       296,460
 Accumulated other comprehensive loss            (7,361)       (1,119)
 Retained earnings                               62,692        43,215
 Treasury stock, at cost. 2005 -- 3,471,896
  shares 2004 -- 3,480,441 shares               (57,378)      (57,378)
                                            ------------  ------------
     Total stockholders' equity                 333,135       315,049
 Commitments and contingencies
                                            ------------  ------------
                                           $    765,933  $    647,678
                                            ============  ============

    CONTACT: Energy Partners Ltd., New Orleans
             Charles A. Meade, 504-799-4814
             or
             Al Petrie, 504-799-1953